Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 28th day of June, 2010, by and between DUNCAN OIL PARTNERS, LLC, a Colorado limited liability company with its principal office located at 1777 South Harrison Street, Penthouse One, Denver, Colorado 80210 (“Seller”), and REX ENERGY ROCKIES, LLC, a Delaware limited liability company with its principal office located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (“Buyer”). Seller and Buyer are also referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND STATEMENT

Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and accept, all of Seller’s right, title and interest in and to certain oil and gas leases located in Laramie County, Wyoming and all associated right of ways, easements owned or held by Seller, as more particularly described in Exhibit “A” AND Exhibit “A1”, attached hereto and made a part hereof for all purposes.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1 Certain Defined Terms. In addition to the terms defined within the body of this Agreement, when used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1:

(a) “Arbitrator” has the meaning given in Section 11.4 below.

(b) “Business Day(s)” means any day other than (i) a Saturday or Sunday or (ii) any other day which is a U.S. federal holiday.

(c) “Buyer” has the meaning given in the opening paragraph.

(d) “Claims Period” means the period beginning on the Closing Date and ending nine (9) months thereafter.

(e) “Cure Period” has the meaning given in Section 11.2(b) below.

(f) “Cured Interests” has the meaning given in Section 11.2(b) below.

(g) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right-of-way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on transfer or attribution of ownership, that is not such as would customarily be waived by prudent persons engaged in the oil and gas business.

(h) “Environmental Laws” means any Legal Requirement designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety.

(i) “Governmental Body” means any federal, state, local, municipal, foreign or other government, and any governmental or quasi-governmental authority of any nature (including any branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers.

(j) “Interests” has the meaning given in Section 2.1 below.

(k) “Knowledge” means the actual knowledge, information or belief, as appropriate to the context of the statement in which the term is used, of any officer or director of Seller or the knowledge, information or belief that such individuals would have after (a) if having made a review of documents of a date not more than three (3) years old in files under their immediate personal control and (b) if having made reasonable inquiry of those executive, management or supervisory employees (including first level field office supervisors) under Seller’s employ or retained by Seller with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given.

(l) “Lease” (individually) and “Leases” (collectively) means the oil and gas leases, and/or mineral leases owned by Seller in Laramie County, Wyoming, including, but not limited to, leaseholds, record title and operating rights, or royalty interests owned by Seller in such leases. Exhibit “A” AND Exhibit “A1” sets forth a list of the Leases, together with a description of Seller’s Net Revenue Interest and Working Interest therein.

(m) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Governmental Body’s law, ordinance, principle of common law, code, regulation, statute, constitution or treaty.

(n) “Losses” shall mean all liabilities, deficiencies, damages (excluding indirect, consequential and punitive damages), fines, penalties, claims, costs and expenses (including, without limitation all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and cost of disbursements.

(o) “Notice of Title Defect” has the meaning given in Section 11.2(a) below.

(p) “Ordinary Course of Business” means any action taken by a Person which (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors or shareholders of such Person (or by an Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(q) “Override” means that overriding royalty interest burdening the Leases that Seller assigned to Raymond T. Duncan Oil Properties, Ltd by that Assignments of Overriding Royalty Interest dated as of April 15, 2010, to be recorded in the real property records of Laramie County, Wyoming, which, will burden the Leases and all replacements and extensions or renewals of any Lease taken within one year after the expiration of such Lease.

(r) “Permitted Encumbrance” has the meaning given in Section 11.5 below.

(s) “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other business entity.

(t) “Proceeding” means any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

(u) “Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible (or within the time period agreed upon).

(v) “Remaining Interests” has the meaning given in Section 11.2(b) below.

(w) “Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(x) “Seller” has the meaning given in the opening paragraph.

(y) “Title Disputed Matters” has the meaning given in Section 11.4 below.

(z) “Title Defect” has the meaning given in Section 11.3 below.

1.2 References, Titles and Construction.

(a) References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(b) Drafting of this Agreement. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rules of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(c) Legal Requirements. Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale; Description of the Interests; Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, all of Seller’s right, title and interest in and to, excluding and subject to, in each instance, the Override (which, Buyer acknowledges and agrees, will burden all replacements and extensions or renewals of any Lease taken within one year after the expiration of such Lease), the following described oil and gas leases, properties, rights and interests (collectively hereinafter referred to as the “Interests”).

(a) All of Seller’s right, title and interest in and to certain oil and gas leases located in Laramie County, Wyoming and all associated right of ways, easements owned or held by Seller, as more particularly described in the attached Exhibit “A” AND Exhibit “A1”.

(b) All of Seller’s other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit “A” AND Exhibit “A1”,hereto (including interests in oil, gas and/or mineral leases covering such lands, overriding royalties, production payments and net profits interests in such lands, such leases and wells, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in a description set forth in such Exhibit “A” AND Exhibit “A1”or be described in such Exhibit “A” AND Exhibit “A1” by reference to another instrument, even though Seller’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit “A” AND Exhibit “A1”;

(c) All of Seller’s right, title and interest in and to all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders in and to the oil and gas properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

(d) All of Seller’s right, title and interest in and to all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances and agreements being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and

(e) All of Seller’s right, title and interest in and to lease files, abstracts and title opinions, records, and other files, documents and records of every kind and description which relate to the oil and gas interests described above which are in the possession of Seller, but excluding seismic records and surveys, gravity maps, electric logs, geological or geophysical data.

2.2 [Intentionally Omitted].

2.3 Effective Date. The purchase and sale of the Interests shall be effective as of June 1st, 2010, at 12:01 a.m., City of Denver time (herein called the “Effective Date”).

2.4 Ownership of the Interests. Seller shall be entitled to all of the rights of ownership, and shall be subject to the duties and obligations of such ownership attributable to the Interests, for the period of time prior to the Effective Date, and, in the event the Closing should occur, Buyer shall be entitled to all of the rights of ownership, and shall be subject to the duties and obligations of such ownership for the period of time from and after the Effective Date. In the event that the Closing should occur, all expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments, royalties, overriding royalties, and other payments based upon or measured by the ownership of the Interests or production from the Leases, shall be: (i) paid by or allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Date or (ii) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted on or after the Effective Date.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. In consideration for the purchase of the Interests, Buyer shall pay to Seller at the Closing, to an account designated by Seller at least three (3) Business Days prior to the Closing Date, in cash or immediately available funds, the Purchase Price (as hereinafter defined). Subject to the terms and conditions of this Agreement, Buyer shall pay to Seller $1,000.00 per net leasehold acre owned by the Seller in the Leases set forth on the attached Exhibit “A” AND Exhibit “A1”, (the “Purchase Price”). The net leasehold acres shall be those tendered by Seller to Buyer pursuant to this Agreement, less those deemed as having a Title Defect as a result of Buyer’s title assessment described in Section 11.2(a) hereof.

3.2 Settlement Statement. Based on the best information reasonably available to it, Buyer shall prepare and deliver to Seller at least one (1) Business Day prior to the Closing Date, Buyer’s estimate of the Purchase Price to be paid at Closing (the “Settlement Statement”).

3.3 The Deposit.

(a) Promptly upon the due execution of this Agreement by Buyer and Seller, Buyer shall pay to Seller, as a deposit toward payment of the Purchase Price, a sum equal to $1,869,490.31 by wire transfer to an interest bearing bank account as designated by Seller below (the “Deposit”). If Closing occurs, the Deposit and all interest accrued shall be applied to reduce the Purchase Price, as such price may be adjusted due to any Title Defects. If Closing does not occur, the Deposit and all interest accrued shall be retained by Seller, or returned to Buyer, as the case may be, as provided in Section 13.2 of this Agreement.

(b) Seller hereby agrees that Seller shall hold, invest and disburse the Deposit only in accordance with the terms and conditions of this Agreement. The account designated by Seller for the Deposit in sub-paragraph (a) above shall be an interest bearing account held by U.S. BANK N.A. SAFEKEEPING. Seller hereby agrees that the Deposit shall be held at all times until disbursement in the account designated by Seller in sub-paragraph (a) above, and that Seller shall at no time commingle any of its other funds with the Deposit or withdraw all or any portion of the Deposit except as provided under the terms and conditions of this Agreement. Any and all accrued interest or gains shall be deemed to be part of Deposit and will be paid to the party receiving the Deposit as and when distribution is made therefrom, the Parties specifically acknowledging that in the event that the Closing of the transactions contemplated by this Agreements occurs, any such accrued interest shall be applied with the Deposit as a credit toward payment of the Purchase Price by Buyer. Seller hereby agrees to provide Buyer with written notification of its intention to withdraw all or any portion of the Deposit at least five (5) Business Days before any such withdrawal, unless withdrawal occurs in conjunction with or after the Closing.

(c) At all times prior to the Closing, the Deposit shall, without any notice, demand, presentment or protest of any kind (each of which is waived by Seller), automatically and immediately become due and payable to Buyer upon the occurrence of any one or more of the following events: (i) Seller is adjudicated as bankrupt, (ii) Seller commences or has commenced against it any bankruptcy or insolvency proceeding under the federal bankruptcy code or otherwise which is not rescinded within sixty (60) days, (iii) the making by Seller of a general assignment for the benefit of creditors, or (iv) the appointment of a receiver or trustee in bankruptcy of Seller or for any of Seller’s assets which is not rescinded within sixty (60) days. Seller agrees to immediately return the Deposit to Buyer upon the occurrence of any of the above events.

(d) Seller shall indemnify and hold Buyer harmless from and against any and all Losses suffered or incurred by Buyer or its affiliates (including, without limitation, reasonable attorney’s fees and court costs) by reason of the breach by Seller of this Section 3.3 or the non-fulfillment of any covenant or agreement of Seller contained in this Section 3.3. Seller further acknowledges and agrees that in the event of a breach or threatened breach of any agreement by Seller under this Section 3.3, Buyer shall be entitled, in addition to all other applicable remedies, to seek specific performance of the terms of this Section 3.3, including immediate injunctive relief in any court of competent jurisdiction enjoining Seller from any activity constituting such breach or threatened breach. No right or remedy herein conferred upon or reserved to Buyer is exclusive of any right or remedy herein or permitted by law or equity, but each shall be cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity (or by statute or otherwise), and may be enforced concurrently therewith or from time to time and as often as may be deemed expedient or necessary by Buyer, in its sole discretion.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following with respect to its business and affairs:

(a) Organization and Existence. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b) Power and Authority. Seller has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legally binding obligation of Seller. Every other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered, will constitute, a valid and legally binding obligation of Seller. This Agreement and all other such agreements, instruments or documents shall be enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which, when ordered by a court of competent jurisdiction, may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(d) Non-Contravention. Neither the execution, delivery and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby nor the consummation by Seller of the transactions contemplated hereby or thereby do and will (i) conflict with or result in a violation of any provision of the certificate or articles of incorporation (as the case may be) or Bylaws (or similar agreement) or other governing instruments of Seller, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under any bond, debenture, note, mortgage, or indenture, (iii) result in the creation or imposition of any lien or other Encumbrance, other than Permitted Encumbrances upon the Interests or (iv) violate any applicable Legal Requirement binding upon Seller or the Interests.

(e) Approvals To Seller’s Knowledge there are no approvals or consents required to be obtained by Seller for the transfer and assignment of the Interests to Buyer and no preferential purchase rights or rights to participate in the drilling of wells that affect the Interests.

(f) Legal Proceedings. There are no Proceedings to which Seller is a party and which (i) relate to the Interests (including any actions challenging or pertaining to Seller’s title to any of the Interests), or (ii) challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby. To Seller’s Knowledge no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a basis for the commencement of any of the proceedings described in this section.

(g) Basic Documents. To Seller’s Knowledge, the Leases and all other easements, rights-of-way, surface leases or other surface rights, permits, licenses, and all other appurtenances being used or held for use in connection with, or otherwise relating to, the Interests (such leases, easements, rights-of-way, etc. being collectively herein called the “Basic Documents”), are in full force and effect and are valid and enforceable. To Seller’s Knowledge, Seller is not in breach or default (and no situation exists which with the passage of time or giving of notice would create a breach or default) of its obligations under the Basic Documents, and, to Seller’s Knowledge, no breach or default by a third party (or situation which with the passage of time or giving of notice would create a breach or default) exists with respect to any Basic Document. To Seller’s Knowledge, all payments (including all delay rentals and valid calls for payment or prepayment) due and owing under the Basic Documents have been and are being made (timely, and before the same became delinquent).

(h) Wells. To Seller’s Knowledge, no oil or gas wells exist on the Leases (including, but not limited to, producing, shut-in, or temporarily abandoned wells) and no drilling operations have commenced or are planned to commence by Seller before Closing.

(i) Commitments, Abandonments or Proposals. Seller has incurred no expenses, and has made no commitments to make expenditures (including Seller has not entered into any agreements that would obligate Buyer to make expenditures), in connection with the ownership or operation by Buyer of the Interests after the applicable Effective Date.

(j) Production Sales Contracts. There exist no agreements or arrangements for the sale of production from the Interests (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised).

(k) Area of Mutual Interest and Other Agreements. To Seller’s Knowledge, the Interests are not subject to (i) any area of mutual interest agreements or joint operating agreements or (ii) any farm-out or farm-in agreement, including, without limitation, any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date.

(l) Payment of Expenses. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Interests and all severance, production, ad valorem, windfall profit and other similar taxes) relating to the ownership or operation of the Interests, have been, and are being, timely paid by Seller.

(m) Compliance with Laws. The ownership and operation of the Interests has been in conformity, in all material respects, with all applicable Legal Requirements relating to such Interests.

(n) Environmental Matters. To the Seller’s Knowledge, the Interests are, and at all times have been, owned and/or operated by Seller in full compliance with all applicable Environmental Laws. To the Seller’s Knowledge Seller has not been and is not in violation of or liable under any Environmental Law with respect to the Interests. To the Seller’s Knowledge neither Seller nor its Representatives have received any actual or threatened order or notice from (i) any Governmental Body or private Person acting in the public interest or (ii) the current or prior owner or operator of any of the Interests, of any actual violation or failure to comply with any Environmental Law with respect to the Interests.

(o) Taxes. Seller has properly paid or will properly pay all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by ownership, production of hydrocarbons, receipt of proceeds or other events relating to the Interests and occurring prior to the Effective Date.

(p) Brokers. Neither Seller nor any of his Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agent’s commissions or similar payments in connection with the sale of the Interests or the transactions contemplated by this Agreement.

(q) Accuracy of Representations. Seller has not provided any information to Buyer with respect to the Interests that Seller knows or believes to be false or inaccurate. To Seller’s Knowledge, all information furnished to Buyer by Seller with respect to the Interests has been and will be true and accurate in all material respects. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

(a) Organization and Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to carry on its business and is in good standing in the State of Colorado.

(b) Power and Authority. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a legally binding obligation of Buyer. Every other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered, will constitute, a valid and legally binding obligation of Buyer This Agreement and all other such agreements, instruments or documents shall be enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which, when ordered by a court of competent jurisdiction, may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(d) Non-Contravention. Neither the execution, delivery or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby and to which it is a party nor the consummation by it of the transactions contemplated hereby or thereby do and will (i) conflict with or result in a violation of any provision of the limited liability company agreement of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under any bond, debenture, note, mortgage, or indenture, or (iii) violate any applicable Legal Requirement binding upon Buyer.

(e) Approvals. To Buyer’s Knowledge, no consent, approval, order or authorization of, or declaration, filing, or registrations with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

(f) Legal Proceedings. There are no pending Proceedings to which Buyer is a party and which (i) relate to the Interests, or (ii) challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby. To Buyer’s Knowledge, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a basis for the commencement of any of the proceedings described in this section.

(g) Brokers. Neither the Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agent’s commissions or similar payments in connection with the sale of the Interests or the transactions contemplated by this Agreement.

(h) Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business and is capable of independently evaluating the merits and risks of the transaction contemplated by this Agreement.

(i) Accuracy of Representations. No representation or warranty by Buyer in this Agreement or any agreement or document delivered by Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.

ARTICLE 5

CERTAIN AGREEMENTS OF SELLER PENDING THE CLOSING

5.1 Cooperation. During the period between execution of this Agreement and the Closing Date, Seller shall cooperate with Buyer to assist Buyer in carrying out the agreements of Buyer hereunder. Seller shall use its Reasonable Efforts to cause the conditions to Closing set forth in Article 8 of this Agreement to be satisfied.

5.2 Access to Files. During the period between execution of this Agreement and the Closing Date, as it relates to the files which are the subject of the Closing:

(a) Seller will give Buyer, and its attorneys and other Representatives, access at all reasonable times to the Interests and to any lease files, title files, land files, sale contracts, division order files, abstracts, title opinions, and other files or records of Seller or of Seller’s joint venture partners, in Seller’s possession or under Seller’s control pertaining to the ownership and/or operation of the Interests, as Seller may lawfully provide without violating any existing agreements with third parties respecting confidentiality or dissemination thereof.

(b) Immediately upon final execution hereof, Seller will make available to Buyer and to its Representatives, such of the following documents as are in Seller’s possession or under Seller’s control:

(i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Interests.

(ii) All of the lease records, lease files, leases, conveyances and assignments of interest in the Interests; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting the Interests.

(iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom for which the applicable statute of limitations has not expired.

(iv) All correspondence relating to the Interests; and data sheets relating to the Interests and to bonuses, rentals and royalties payable with respect thereto.

(c) Buyer, at Buyer’s sole expense, may copy any portion of the aforementioned documents set forth in this Section 5.2, which Buyer deems necessary for purposes incident to this Agreement. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose any of the same to any third party other than Buyer’s Representatives, unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients and all such third parties shall be notified of the confidentiality.

5.3 Conduct of Operations. From the date hereof until the Closing Date, Seller will act in conformity with (i) the terms of all the Leases and the Basic Documents (including, without limitation, all obligations to make payments thereunder), and (ii) all Legal Requirements, including court orders.

5.4 Restrictions on Certain Actions. During the period between execution of this Agreement and the Closing Date, Seller will not, without Buyer’s prior written consent:

(a) unless required or otherwise provided for under this Agreement, expend any funds, make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities in connection with the ownership or operation of the Interests, other than routine expenses incurred in the Ordinary Course of Business and those reasonable and necessary expenses incurred in the event of an emergency requiring immediate action to protect life or preserve the Interests;

(b) propose the drilling of any wells on lands comprising a part of the

Interests;

(c) sell, transfer or abandon any portion of the Interests;

(d) release, permit to terminate, reduce, or otherwise or modify Seller’s rights under any Lease or Interests, or any other Basic Document

(e) enter into any new agreements which would be Basic Documents or any new production sales contracts without Buyer’s prior written consent; or

(f) take any other action with respect to any of the Interests that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof. For purposes of this subparagraph, any action taken with respect to the Interests which, in Buyer’s reasonable assessment, causes a diminution in value of the Interests of more than 5% of the Purchase Price shall be considered material.

5.5 Payment of Expenses. During the period between execution of this Agreement and the Closing Date, Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Interests and all severance, production, windfall profit and similar taxes) relating to the ownership or operation of the Interests prior to the date of the Closing to be promptly paid and discharged, except for expenses disputed in good faith.

5.6 Third Party Consents. During the period between execution of this Agreement and the Closing Date, with respect to the Interests, Seller will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of any preferential rights to purchase, or requirements that consent to assignment be obtained.

5.7 Notification. During the period between execution of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made in this Agreement or would be reasonably likely to cause or constitute a breach of any of Seller’s representations and warranties made in this Agreement and/or (b) of any new Proceedings threatened or pending before any court, arbitrator or governmental agency which relate to the Interests or the transaction contemplated by this Agreement. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant or agreement of Seller contained in this Agreement or of any event that may make the satisfaction of the conditions to Closing set forth in Article 8 of this Agreement impossible or unlikely.

ARTICLE 6

6.1 [Intentionally Omitted]

ARTICLE 7

CERTAIN AGREEMENTS OF BUYER PENDING THE CLOSING

7.1 Cooperation. During the period between execution of this Agreement and the

Closing Date, Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller hereunder. Buyer shall use its Reasonable Efforts to cause the conditions to Closing set forth in Article 9 of this Agreement to be satisfied.

7.2 Notification. During the period between execution of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties made in this Agreement or would be reasonably likely to cause or constitute a breach of any of Buyer’s representations and warranties made in this Agreement and/or (b) of any new suits, actions, investigations or other Proceedings threatened or pending before any court, arbitrator or governmental agency which relate to the transactions contemplated by this Agreement. During the same period, Buyer also shall promptly notify Seller of the occurrence of any breach of any covenant or agreement of Buyer contained in this Agreement or of any event that may make the satisfaction of the conditions to closing set forth in Article 9 of this Agreement impossible or unlikely.

ARTICLE 8

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

8.1 Representations. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of the Closing, as applicable, and shall at time of the Closing be true and accurate in all respects.

8.2 Performance. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

8.3 Documents and Instruments. Seller shall have delivered the documents and instruments required by Section 10.3(a) of this Agreement.

8.4 Legal Proceedings. No Proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Interests, a material diminution in the value of any of the Interests, or materially interfere with the use or enjoyment of the Interests. For purposes of this paragraph, materiality or “substantial damages” shall refer to any liability or loss that, based on Buyer’s reasonable assessment, results in damages, loss or diminution of value in excess of 10% of the Purchase Price.

8.5 No Encumbrances. Buyer shall have been provided with copies of releases, in forms reasonably satisfactory to Buyer, of any Encumbrances affecting the Interests other than Permitted Encumbrances.

8.6 Consents and Waivers. Seller shall have obtained from the appropriate parties, all consents to assign and/or waivers of preferential rights to purchase the Interests, as applicable.

8.7 Buyer’s Due Diligence Review. The results of Buyer’s due diligence review of the Interests shall not have revealed any adverse material variance from the representations and warranties of Seller as set forth in this Agreement.

ARTICLE 9

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing of each of the following conditions:

9.1 Representations. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to in writing by Seller.

9.2 Performance. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

9.3 Documents and Instruments. Buyer shall have delivered the documents and instruments required by Section 10.3(b) of this Agreement.

9.4 No Legal Proceedings. No Proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, except matters with respect to which Seller has been adequately indemnified by Buyer. For purposes of this paragraph, “substantial damages” shall refer to any prospective liability in connection with the purchase and sale under this Agreement which, based on Seller’s reasonable assessment, will likely result in damages of $20,000 or greater.

9.5 Payment. Buyer shall have paid (or be ready, willing and able to pay) the Purchase Price as set forth on the Settlement Statement.

ARTICLE 10

CLOSING

10.1 Date of Closing. Subject to the conditions stated in this Agreement, the purchase and sale of the Interests pursuant to this Agreement (the “Closing”) shall occur July 30, 2010 at 9:00 a.m., City of Denver time, or on such other date and time as Buyer and Seller may agree in writing (the “Closing Date”).

10.2 Place of Closing. The Closing shall be held at the Colorado offices of Duncan Oil, Inc. or in such other manner, time or place as the parties may mutually agree in writing, including, without limitation, a closing utilizing facsimile or other electronic communications.

10.3 Closing Obligations. At the Closing the following documents shall be delivered and the following events shall occur, each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute and deliver: (i) one or more Assignments conveying the Interests to Buyer free and clear of any Encumbrance except Permitted Encumbrances, with covenants of special warranty of title, substantially in the form attached hereto as Exhibit “B” (collectively, the “Assignments”); and (ii) such other instruments as may be required to convey the Interests to Buyer and otherwise effectuate the transactions contemplated by this Agreement;

(b) Seller and Buyer shall execute the Settlement Statement.

(c) Buyer shall deliver to Seller or to Seller’s account by wire transfer the Purchase Price, less the Deposit.

10.4 Records. In addition to the obligations set forth in Section 10.3, Seller shall deliver to Buyer, within five (5) Business Days of Closing, originals of all lease, title, land, and other files in Seller’s possession or control pertaining to the ownership and/or operation of the Interests, excluding seismic records and surveys, gravity maps, electric logs, geological or geophysical data.

ARTICLE 11

TITLE MATTERS

11.1 Special Warranty of Title. At Closing, Seller shall convey to Buyer all of its right, title and interest in and to the Interests. Each and every assignment from Seller to Buyer of the Interests pursuant to the transactions contemplated by this Agreement shall provide that Seller warrants to Buyer title to the Interests against every Person whomsoever claiming any right, title or interest to the Interests through or under Seller, but not otherwise.

11.2 Inspection and Assertion of Title Defects.

(a) Assertion of Title Defects. Buyer may, to the extent it deems appropriate, conduct, at its sole cost and expense, such title examination or investigation as it may choose to conduct with respect to the Interests. Should matters come to Buyer’s attention which would constitute “Title Defects” (as defined below in Section 11.3), Buyer may, if it so desires, notify Seller in writing of such Title Defects (a “Notice of Title Defect”). To be effective, a Notice of Title Defect shall be provided to Seller less than 7 days before the Closing Date (as may be extended as provided hereunder by Buyer and Seller) and shall include (i) a specific description of the asserted Title Defect or Defects, (ii) a specific description of the Interests or the portion of the Interests that are affected by the asserted Title Defect(s), and (iii) appropriate supporting documentation regarding the Title Defect(s), if any. In the event that the number of net leasehold acres affected by the Title Defect(s) asserted in good faith by Buyer is in excess of 50% of the number of the total net leasehold acres of the Interests set forth on Exhibit “A” AND Exhibit “A1”, then Buyer shall have the right to terminate this Agreement.

(b) Imperfections in Title, Seller’s Opportunity to Cure Asserted Title Defects, and Cure Period. If Seller’s ownership of the Interests is subject to an imperfection in title which would cause a Title Defect, then, upon receipt of a Notice of Title Defect from Buyer, Seller shall have the option, at its sole cost and expense, to cure or remove, in part or in whole, the asserted Title Defect(s), to the reasonable satisfaction of Buyer, for a period not to exceed 90 days following the Closing Date, (the “Cure Period”). Upon the expiration of Cure Period, Buyer shall pay Seller, pursuant to Section 3.1, for those Title Defect(s) which have been cured or removed, in part or in whole, or which Buyer elects to waive pursuant to this Section 11.2(b) (the “Cured Interests”). In the event Seller is unable to cure the asserted Title Defect(s) during the Cure Period, Seller shall retain ownership of those remaining Interests which were not purchased by Buyer in light of Buyer’s asserted Title Defect(s) (the “Remaining Interests”) and Buy shall not pay Seller for the Remaining Interests. Buyer acknowledges and agrees that Seller will own the Remaining Interests without any further obligation to Buyer with regards to the Interests and/or Lease(s) that comprise the Remaining Interests.

11.3 Title Defects. The term “Title Defect” as used in this Agreement shall mean the following:

(a) NRI or WI Variances. Seller’s ownership of the Interests is such that (subject to the Override), with respect to any lease listed on Exhibit “A” AND Exhibit “A1” hereto, it (i) entitles Seller to receive a percentage share of the oil, gas and/or other hydrocarbons produced from or allocated to any wells located or to be located on such lease which is less than the percentage share set forth on such Exhibit in connection with such lease in the column headed “NRI” or (ii) causes Seller to be obligated to bear a percentage share of the cost of operation of such well greater than the percentage share set forth on such Exhibit in connection with such lease in the column headed “WI”.

(b) Encumbrances. Seller’s ownership of the Interests is subject to an Encumbrance other than a Permitted Encumbrance (as defined below); or

(c) Preferential Rights and Consents. Seller’s ownership of a Interests is subject to a preferential right to purchase such property or a requirement that consent to assignment of such property be obtained, unless Seller demonstrates to Buyer’s reasonable satisfaction that a waiver of such right or consent, as applicable, has been obtained with respect to the transaction contemplated hereby or, in the case of a preferential right to purchase, an appropriate tender of the applicable interest has been made to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right; or

(d) Imperfections in Title. Seller’s ownership of Interest is subject to an imperfection in title which, if asserted by any Person, would cause a Title Defect, as defined in this section, to exist, and such imperfection in title is not such as would customarily be waived by prudent persons engaged in the oil and gas business.

11.4 Title Dispute Resolution. The Parties shall attempt to initially resolve, through good faith negotiations, all disputes concerning the following matters: (i) the existence and scope of a Title Defect, and (ii) the adequacy of Seller’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). In the event the Parties cannot resolve any Title Disputed Matters on or before the end of the Cure Period, then Seller shall have the right, with respect to each separate portion of the Interests, to resolve the Title Disputed Matters by arbitration as follows: (1) there shall be a single arbitrator, who shall be an attorney with at least 10 years experience in oil and gas law in the State of Colorado, selected by mutual agreement of Buyer and Seller, or absent such agreement, the arbitrator shall be selected (subject to the foregoing criteria) by the Denver, Colorado office of the Judicial Arbitration Group (the “Arbitrator”), (2) the arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Assignment, (3) the Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal, (4) in making the determination, the Arbitrator shall be bound by the rules set forth in this Agreement and may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination, (5) the Arbitrator may consult with and engage disinterested third parties to advise on the matter, including without limitation petroleum engineers and environmental consultants, (6) the Arbitrator shall act as an expert for the limited purpose of resolving the Title Disputed Matters, and may not award damages, interest or penalties to any Party with respect to any matter, (7) Buyer and Seller shall each bear its own legal fees and other costs of presenting its case, and (8) Buyer and Seller shall each bear one-half of the costs and expenses of the Arbitrator.

11.5 Permitted Encumbrances. As used herein, “Permitted Encumbrances” means (i) lessor’s royalties, overriding royalties, reversionary interests, rights or options to participate, and any similar or other burdens applicable to any of the Leases, if the effect of such burdens does not operate to reduce Buyer’s working interest in each of the Leases and Buyer’s net revenue interest in each of the Leases to less than shown on Exhibit “A” AND Exhibit “A1” attached; (ii) any and all federal, state, and local regulatory laws, orders and rules to which any of the Leases is presently subject provided such laws do not prohibit Seller from being able to acquire drilling permits and access permits to enable Seller access to the Leases; (iii) preferential rights to purchase and required consents and similar agreements with respect to which, Seller has shown to Buyer’s reasonable satisfaction, (a) waivers or consents have been obtained prior to the Closing Date from the appropriate parties or (b) required notice has been given to the holder of the right and the appropriate time period for asserting the right has expired prior to the Closing Date without an exercise of the right; (iv) encumbrances relating to the Leases that secure payments to mechanics and material men or that secure payment of taxes or assessments that are, in either case, not yet delinquent (provided, however, Seller shall discharge such encumbrances as they become due and payable); (v) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Leases if they are customarily obtained subsequent to the sale or conveyance; (vi) easements, rights-of-way, servitudes, permits, conditions existing on or below the surface, regulatory restrictions on drilling or operations, surface leases, surface use restrictions and other surface uses and impediments on, over, or in respect of the Leases, to the extent they do not materially interfere with the rights in or the use or operation of such Leases; (vii) terms and conditions of Lessor mortgages as long as such mortgages (a) are not delinquent or (b) the liens created by such mortgages have been subordinated to the working interests create by the Leases; or (c) the liens create by such mortgages secure amounts less than $25,000; (viii) liens securing current Property Taxes; (ix) all other liens, charges, encumbrances, contracts, agreements, subordination, instruments, obligations, defects and irregularities affecting the Leases that do not (or would not upon foreclosure or other enforcement) (a) reduce Buyer’s working interest in each of the Leases or reduce Buyer’s net revenue interest in each of the Leases to less than that shown on Exhibit “A” AND Exhibit “A1”, proportionately reduced to the oil and gas ownership interest purported to be covered by each Lease, (b) reduce the net mineral acres covered by the any of the Leases as set forth on attached Exhibit “A” AND Exhibit “A1”, or (c) materially interfere with or detract from the ownership, operation, value or use of the Leases. Such permissible defects under item (ix) include, without limitation, (A) those described by an attorney’s title opinion as advisory only and (B) defects that have clearly been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey and failure to record releases of liens, production payments or mortgages that have expired of their own terms or which through the passage of time or by statute are clearly no longer enforceable or other defects that either as a practical matter have not resulted or are not likely to result in claims that will materially adversely affect Seller’s title based upon customary oil and gas title practice in the jurisdiction where the lands covered by the Leases are located.

ARTICLE 12

INDEMNIFICATION

12.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) All representations and warranties of Seller contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties described in Section 11.1 of this Agreement (Special Warranty of Title) shall survive the applicable Closing indefinitely. Any claim made by Buyer with respect to the representations and warranties of Seller contained in this Agreement must be initiated by Buyer during the Claims Period, except that there shall be no time limit on when claims may be initiated with respect to the representations and warranties described in Section 11.1 of this Agreement (Special Warranty of Title). All of the representations and warranties of Seller contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession of information regarding the Interests on the part of Buyer or its Representatives. All covenants and agreements made by Seller contained in this Agreement shall survive the Closing Date until fully performed or discharged.

(b) All representations and warranties of Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim made by Seller with respect to the representations and warranties of Buyer contained in this Agreement must be initiated during the Claims Period. All of the representations and warranties of Buyer contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession of information on the part of any of the Seller or its Representatives. All covenants and agreements made by Buyer contained in this Agreement shall survive the Closing Date until fully performed or discharged.

12.2 Indemnification by Seller. Except as otherwise specifically provided in this Agreement, Seller shall indemnify and hold harmless Buyer and its subsidiaries, affiliates, and parents, and its and their employees, representatives, officers, directors, members, attorneys and agents from and against:

(a) any and all Losses suffered or incurred by any of them by reason of any material breach or untrue representation or warranty of Seller contained in this Agreement;

(b) any and all Losses suffered or incurred by any of them by reason of the non-fulfillment in any material respect of any covenant or agreement by such Seller contained in this Agreement; and

(c) any and all Losses suffered or incurred by any of them resulting from, related to, on account of, and proximately caused by Seller during his ownership of the Interests prior to the Effective Date, including, without limitation, matters arising under the Environmental Laws.

12.3 Indemnification by Buyer. Except as otherwise specifically provided in this Agreement, Buyer shall indemnify and hold harmless Seller, and its subsidiaries, affiliates, and parents, and its and their employees, representatives, officers, directors, members, attorneys and agents from and against from and against:

(a) any and all Losses suffered or incurred by Seller by reason of any material breach or untrue representation or warranty of Buyer contained in this Agreement;

(b) any and all Losses suffered or incurred by Seller by reason of the non-fulfillment of any material respect of any covenant or agreement by Buyer contained in this Agreement; and

(c) any and all Losses suffered or incurred by Seller resulting from, related to or on account of Buyer’s ownership of the Interests from and after the Effective Date.

ARTICLE 13

TERMINATION, DEFAULT AND REMEDIES

13.1 Right of Termination. The Agreement and the transactions contemplated herein may be terminated:

(a) By Seller at Closing, at Seller’s option, in the event any of the conditions to Closing set forth in Article 9, through no fault of Seller, have not been satisfied as provided therein;

(b) By Buyer at Closing, at Buyer’s option, in the event any of the conditions to such Closing set forth in Article 8, through no fault of Buyer, have not been satisfied as provided therein;

(c) At any time by the mutual written agreement of the Parties; or

(d) By either Party in the event that the Closing has not occurred on or before 11:59 p.m. City of Denver on August 17, 2010 (unless such date is extended pursuant to the terms of this Agreement or the written mutual agreement of the Parties); provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

13.2 Effect of Termination and Remedies Upon Default.

(a) Upon the failure of Buyer to meet a material condition to Closing, and the subsequent termination of this Agreement by Seller pursuant to Section 13.1(a) hereof, or the termination of this Agreement by Seller pursuant to Section 13.1(d) hereof, and provided that Seller is not itself in breach of this Agreement, Seller shall be entitled to retain the Deposit and all accrued interest thereon as liquidated damages as its sole and complete remedy. Upon such termination of this Agreement, Seller shall thereafter be free immediately to enjoy all rights of ownership of the Interests and to sell, transfer, encumber, or otherwise dispose of the Interests to any party without any restriction under this Agreement.

(b) Upon the failure of Seller to meet a material condition to Closing, and the subsequent termination of this Agreement by Buyer pursuant to Section 13.1(b) hereof, or the termination of this Agreement by Buyer pursuant to Section 13.1(d) hereof, Buyer, at its sole option, may (i) enforce whatever legal or equitable remedies may be appropriate and applicable (including, without limitation, specific performance of this Agreement) or (ii) terminate this Agreement and promptly receive back the Deposit and all interest earned thereon.

(c) Upon termination of this Agreement pursuant to Section 13.1(c), Seller shall promptly return the Deposit and all interest earned thereon to Buyer.

ARTICLE 14

MISCELLANEOUS

14.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof,

superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

14.2 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expense incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, brokerage, legal, and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Interests to Buyer shall be borne by Buyer

14.3 Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by certified or registered mail, postage prepaid (such mailed notice to be effective three (3) Business Days after the date it is mailed or upon signed receipt, whichever is first), (iii) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) Business Day after the date it is mailed), or (iv) sent first class mail (such mailed notice to be effective three (3) Business Days after the date it is mailed) as follows:

If to Seller addressed to:

Duncan Oil Partners, LLC

1777 South Harrison Street, Penthouse One

Denver, CO 80210

Attention:        John Cestia

If to Buyer, addressed to:

Rex Energy Rockies, LLC

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

Attention:        General Counsel

With a copy to:

Rex Energy Rockies, LLC

9200 East Panorama Circle, Suite 120

Englewood, Colorado 80112

Attention:        Lynn Luhmann

Any Party may designate in a writing to any other Party any other address to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

14.4 Amendments. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.

14.5 Counterparts; Facsimile Signature. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any Party may execute this Agreement by facsimile or PDF signature and the other Party will be entitled to rely on such facsimile or PDF signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile signature will promptly forward to the other Party an original signature page by overnight courier.

14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflicts of law principals that might refer the interpretation hereof to the law of another state. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF WYOMING AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCONVENIENCE OR ANY SIMILAR DEFENSE, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

14.7 Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any assignment made without such consent shall be void; provided, however, Buyer shall have the right to assign this Agreement to any entity that (i) Buyer controls, (ii) controls Buyer or (iii) is under common control with Buyer, subject to the assumption of all obligations by any such entity. In the event of any such assignment, this Agreement shall be binding upon said party the same as if it had been the original party hereto.

14.8 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

14.9 Further Cooperation. Following the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the purchased interest in the Interests, to Buyer, to accomplish the orderly transfer of such purchased interest in the Interests to Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

14.10 Waiver. No failure of any Party to this Agreement to require, and no delay by any Party to this Agreement in requiring, any other Party to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of any Party to this Agreement to exercise, and no delay by any Party to this Agreement in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by any Party to this Agreement of any right or remedy under this Agreement shall be effective unless made in writing signed by the waiving Party, and any such written waiver shall be limited strictly by its terms. Any waiver by any Party to this Agreement of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

14.11 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

(Signatures on following page)

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date first set forth above.

SELLER: DUNCAN OIL PARTNERS, LLC

By:	/s/ David R. Duncan
Name:	David R. Duncan
Title:	President

BUYER: REX ENERGY ROCKIES, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

EXHIBIT “A” AND ‘A1”

Attached to and made a part of that certain

Purchase and Sale Agreement, dated June 28, 2010, 2010,

by and between Duncan Oil, Inc., as “Seller”, and

Rex Energy Rockies, LLC, as “Buyer”

THE LEASES

[INSERT DESCRIPTION OF THE

OIL AND GAS LEASES]

See attachment Exhibit “A” and Exhibit “A1”

EXHIBIT “B”

Attached to and made a part of that certain

Purchase and Sale Agreement, dated June 28, 2010,

by and between Duncan Oil, Inc., as ‘Seller”, and

Rex Energy Rockies, LLC, as “Buyer”

STATE OF WYOMING	)
) ss
COUNTY OF LARAMIE	)

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”) is executed this      day of             , 2010 by and between DUNCAN OIL PARTNERS, LLC, a Colorado limited liability company with its principal office located at 1777 South Harrison Street, Penthouse One, Denver, Colorado 80210 (“Assignor”), and REX ENERGY ROCKIES, LLC, a Delaware limited liability company with its principal office located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (“Assignee”). Assignor and Assignee are also referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Pursuant to that certain Purchase and Sale Agreement, dated June     , 2010, to be effective for all purposes as of the Effective Time (such agreement, as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and between Assignor and Assignee, Assignor has agreed to sell, assign, convey, transfer and deliver all of its right, title and interest in the Interests (as defined below) to Assignee, and Assignee has agreed to purchase and acquire such Interests from Assignor, all as more fully described in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

GRANTING AND RESERVATION CLAUSES;

HABENDUM CLAUSE

1.1 Grant. For $100.00 and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Assignor has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign to Assignee, for all purposes at and as of the Effective Time, all of the undivided right, title and interest of Assignor in and to the Interests described in (a) through (e) below, and on the attached Exhibit “A” and “A1” , subject to that overriding royalty interest burdening the leases described below that Assignor assigned to Raymond T. Duncan Oil Properties, Ltd by that Assignments of Overriding

Royalty Interest dated as of April 15, 2010, to be recorded in the real property records of Laramie County, Wyoming, which will burden the leases and all replacements and extensions of renewals of any lease taken within one year after the expiration of such lease(The interests specified in the foregoing subsections (a) through (e) are herein collectively called the “Interests”):

(a) All of Assignor’s right, title and interest in and to certain oil and gas leases located in Laramie County, Wyoming and all associated right of ways, easements owned or held by Assignor, as more particularly described in the attached Exhibit “A” and Exhibit “A1”;

(b) All of Assignor’s other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Assignor in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit “A” and Exhibit “A1” hereto (including interests in oil, gas and/or mineral leases covering such lands, overriding royalties, production payments and net profits interests in such lands, such leases and wells, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in a description set forth in such Exhibit “A” and Exhibit “A1” or be described in such Exhibit “A” and Exhibit “A1” by reference to another instrument, even though Assignor’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit “A” and Exhibit “A1”;

(c) All of Assignor’s right, title and interest in and to all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders in and to the oil and gas properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

(d) All of Assignor’s right, title and interest in and to all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances and agreements being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and

(e) All of Assignor’s right, title and interest in and to lease files, abstracts and title opinions, records, and other files, documents and records of every kind and description which relate to the oil and gas interests described above which are in the possession of Assignor, but excluding seismic records and surveys, gravity maps, electric logs, geological or geophysical data.

1.1. Habendum. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Interests unto Assignee and its successors and assigns forever.

1.2. Warranty. While Assignor does not warrant title generally, Assignor covenants and represents that it has done nothing to encumber title to the Interests herein assigned and warrants title as against all persons claiming by, through, or under Assignor and not otherwise;

Assignor further agrees that Assignee shall have the benefit of all prior warranties in the chain of title.

ARTICLE II

MISCELLANEOUS

2.1. Governing Agreement. Although this Assignment reflects the complete and final transfer of the Interests, this Assignment is expressly made subject to the terms and provisions of the Agreement. The delivery of this Assignment shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms, and provisions contained in the Agreement shall survive the delivery of this Assignment to the extent, and in the manner, set forth in the Agreement. In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of the Agreement, the terms and provisions of the Agreement shall govern and control.

2.2. Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to more effectively convey, transfer to or vest in Assignee the Interests or to better enable Assignee to realize upon or otherwise enjoy any of the Interests or to carry into effect the intent and purposes of the Agreement and this Assignment.

2.3. Separate Governmental Assignments. Assignor or Assignee may execute separate governmental form assignments of the Interests on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, power and privileges set forth herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same, and not in addition to, the Interests conveyed herein.

2.4. Indemnification by Assignor. Assignor shall indemnify and hold harmless Assignee and its subsidiaries, affiliates, and parents, and its and their employees, representatives, officers, directors, members, attorneys and agents from and against any and all losses suffered or incurred by any of them by reason of the non-fulfillment in any material respect of any covenant or agreement by such Assignor contained in this Assignment and any and all losses suffered or incurred by reason of any violation of the Wyoming Royalty Payment Act (Wyo. Stat. § 30-5-301 et seq.).

2.5. Successors and Assigns. The provisions of this Assignment shall be covenants running with the land and shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

2.6. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Wyoming, without regard to conflicts of law principals that might refer the interpretation hereof to the law of another state. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE

STATE OF WYOMING AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCONVENIENCE OR ANY SIMILAR DEFENSE, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

2.7. Exhibits. All exhibits attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits and schedules to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits and schedules are to the appropriate records of the counties in which the Interests are located.

2.8. Defined Terms. Any capitalized term not otherwise defined in this Assignment shall have the meaning set forth for such term in the Agreement.

2.9. Captions. The captions and article and section numbers in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

2.10. Counterparts. This Assignment may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

2.11. Effective Time. The term “Effective Time” shall mean 12:01 am City of Denver time on June 1, 2010.

This Assignment is executed on the date set forth above, to be effective for all purposes as of the Effective Time.

ASSIGNOR: DUNCAN OIL PARTNERS, LLC	ASSIGNEE: REX ENERGY ROCKIES, LLC

By:	By:
Name: Title:	Name: Title:

ACKNOWLEDGEMENT

STATE OF	)
) SS:
COUNTY OF	)

This instrument was acknowledged before me, the undersigned officer on the      day of             , 2010 by                                         , the                                          of DUNCAN OIL PARTNERS, LLC, a Colorado limited liability company, on behalf of said limited liability company.

, Notary Public

My commission expires:

ACKNOWLEDGEMENT

COMMONWEALTH OF PENNSYLVANIA	)
) SS:
COUNTY OF	)

This instrument was acknowledged before me, the undersigned officer, on the      day of                     , 2010 by                                         , the                                          of REX ENERGY ROCKIES, LLC, a Delaware limited liability company, on behalf of said limited liability company.

, Notary Public

My commission expires: